EXHIBIT 5



                                                  January 22, 1996
Bell Atlantic Corporation
1717 Arch Street
Philadelphia, PA  19103

Dear Sirs:

     Reference is made to a registration statement (the " Registration Statement" ) which Bell Atlantic Corporation (the "Company") is filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to shares of the Company's Common stock, par value $1.00 per share, (the "Shares") which may be sold under the Incentive Stock Option Plan (the "Plan" ).

     I have reviewed the Registration Statement, the Company s certificate of incorporation and by-laws, resolutions of its Board of Directors and such other documents and corporate records as deemed appropriate for the purpose of giving this opinion.

     Based upon the foregoing, I am of the opinion that:

     1. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

     2. The Shares have been duly authorized and, upon sale in accordance with the Plan and the resolutions of the Board of Directors of the Company relating to the adoption of the Plan and the offering and sale of shares thereunder, will be legally issued, fully paid and nonassessable.

        I hereby consent to the filing of this opinion with the Securities and Exchange Commission in connection with the Registration Statement and to being named under the heading
Independent Accountants and Counsel in the Registration Statement.

                                      Sincerely,


                                      Kathleen M. Gibson